Exhibit 10.1

Form of Letter Agreement

PRIVILEGED AND CONFIDENTIAL

[Name]
[Address]

Dear                 :

WHEREAS, Matson, Inc. (the “Company”) considers it essential to the best interests of the Company and its shareholders to encourage the continued employment of key management personnel;

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control of the Company may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders;

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s top management, including you, to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control of the Company;

NOW, THEREFORE, to persuade you to remain in the employ of the Company and in consideration of your agreement set forth in Section 2(b) hereof, effective as of           (the “Effective Date”), the Company agrees that you will receive the severance benefits set forth in this letter agreement (the “Agreement”) in the event your employment with the Company is terminated subsequent to a “change in control of the Company” (as defined in Section 2(a) hereof) under the circumstances described in Section 3 below.

If you are or become an officer of a subsidiary of the Company, whether or not you are also an employee of the Company, any reference herein to your employment by the Company shall be deemed to include such subsidiary.

1.                                      Term and Operation of Agreement. This Agreement shall commence on the effective date hereof and shall continue in effect through December 31, 2018; provided, however, that commencing on January 1, 2019 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless not later than December 1 of the preceding year, the Company shall have given notice that it does not wish to extend this Agreement; and provided, further, that notwithstanding any such notice by the Company not to extend, this Agreement shall continue in effect for a period of twenty-four (24) months beyond the term provided herein if a “change in control of the Company” (as defined in Section 2(a) hereof) shall have occurred during such term.

2.                                      Change in Control. (a) For purposes of this Agreement, a “change in control of the Company” shall mean a “Change in Control Event” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”).

(b)                                 For purposes of this Agreement, a “potential change in control of the Company” shall be deemed to have occurred if (i) the Company enters into an agreement the consummation of which would result in the occurrence of a change in control of the Company; (ii) any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a change in control of the Company; (iii) any person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; or (iv) the Board adopts a resolution to the effect that a potential change in control of the Company for purposes of this Agreement has occurred. You agree that, subject to the terms and conditions of this Agreement, in the event of a potential change in control of the Company, you will remain in the employ of the Company until the earliest of (i) a date which is six (6) months from the occurrence of such potential change in control of the Company, (ii) the termination of your employment by reason of Disability or Retirement, as defined in Subsection 3(i) hereof, or (iii) the occurrence of a change in control of the Company.

3.                                      Termination Following Change in Control. If a change in control of the Company shall have occurred, you shall be entitled to the benefits provided in Section 4 hereof upon the subsequent termination of your employment during the term of this Agreement unless such termination is (a) because of your death, (b) by the Company for Cause or Disability or (c) by you other than for Good Reason. For purposes of this Agreement, your employment shall be deemed to have been terminated following a change in control of the Company by the Company without Cause or by you with Good Reason, if (i) your employment is terminated by the Company without Cause prior to a change in control of the Company (whether or not a change in control of the Company ever occurs) and such termination was at the request or direction of a person who has entered into an agreement with the Company the consummation of which would constitute a change in control of the Company, (ii) you terminate your employment for Good Reason prior to a change in control of the Company (whether or not a change in control of the Company ever occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such person, or (iii) your employment is terminated by the Company without Cause or by you for Good Reason and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a change in control of the Company (whether or not a change in control of the Company ever occurs).

(i)                                     Disability; Retirement. Termination by the Company of your employment based on “Disability” shall mean termination because of your absence from your duties with the Company on a full-time basis for six consecutive months, as a result of your incapacity due to physical or mental illness, unless within 30 days after Notice of Termination (as hereinafter defined) is given following such absence you shall have returned to the full-time performance of your duties. Termination by you of your employment based on “Retirement” shall mean termination in accordance with the Company’s retirement policy, including early retirement, generally applicable to its salaried employees.

(ii)                                  Cause. Termination by the Company of your employment for “Cause” shall mean termination upon (A) the willful and continued failure by you substantially to perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or such actual or anticipated failure resulting from your termination for Good Reason), after a demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (B) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this paragraph, no act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (A) or (B) of the first sentence of this paragraph and specifying the particulars thereof in detail.

(iii)                               Good Reason. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without your express written consent, any of the following occurring subsequent to a change in control of the Company or prior to a change in control of the Company under the circumstances described in clauses (ii) and (iii) of the second sentence of Section 3 hereof (treating all references in paragraphs (A) through (G) below to a “change in control of the Company” as references to a “potential change in control of the Company”), unless, in the case of any act or failure to act described in paragraph (A), (D), (E) or (G) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(A)                               the assignment to you of any duties inconsistent with your position, duties and status with the Company immediately prior to a change in control of the Company; a substantial alteration in the nature or status of your responsibilities from those in effect immediately prior to a change in control of the Company; the failure to provide you with substantially the same perquisites which you had immediately prior to a change in control of the Company, including but not limited to an office and appropriate support services; or a change in your titles or offices as in effect immediately prior to a change in control of the Company, or any removal of you from or any failure to reelect you to any of such positions;

(B)                               a reduction by the Company in your base salary as in effect on the effective date of this Agreement or as the same may be increased from time to time;

(C)                               the Company’s requiring you to be based anywhere other than the metropolitan area in which your office is located immediately prior to a change in control of the Company, except for required travel on the Company’s business to an extent substantially consistent with your present business travel obligations;

(D)                               the failure by the Company to continue in effect any stock option or other equity-based plan in which you were participating, or in which you were entitled to participate, immediately prior to a change in control of the Company, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan; or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on a substantially equivalent basis, both in terms of the amount or timing of payment of benefits provided and the level of your participation relative to other participants, as existed immediately prior to the change in control of the Company.

(E)                                the failure by the Company to continue in effect any benefit, pension or compensation plan, employee stock ownership plan, savings and profit sharing plan, life insurance plan, medical insurance plan or health-and-accident plan in which you are participating, or in which you are entitled to participate, immediately prior to a change in control of the Company (the “Company Plans”), unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan; or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on a substantially equivalent basis, both in terms of the amount or timing of payment of benefits provided and the level of your participation relative to other participants, as existed immediately prior to the change in control of the Company; or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy immediately prior to a change in control of the Company;

(F)                                 the failure by the Company to obtain the assumption of this agreement to as contemplated in Section 5 hereof, prior to the effectiveness of any succession; or

(G)                               any purported termination of your employment by the Company which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (iv) below (and, if applicable, paragraph (ii) above); and for purposes of this Agreement, no such purported termination shall be effective.

Your right to terminate your employment pursuant to this paragraph shall not be affected by your incapacity due to physical or mental illness, and your right to terminate your employment pursuant to this paragraph shall not be limited by your agreement contained in Section 2(b) hereof. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

(iv)                              Notice of Termination. Any purported termination by the Company pursuant to paragraph (i) or (ii) above or by you pursuant to paragraph (iii) above shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6 hereof. For purposes of this

Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(v)                                 Date of Termination. “Date of Termination” shall mean (A) if your employment is terminated for Disability, 30 days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such 30-day period), and (B) if your employment is terminated pursuant to paragraphs (ii) or (iii) above or for any other reason, the date specified in the Notice of Termination (which, in the case of a termination pursuant to paragraph (ii) above shall not be less than 30 days, and in the case of a termination pursuant to paragraph (iii) above shall not be less than 30 days, nor more than 60 days, from the date such Notice of Termination is given); provided that if within 30 days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected); and provided further that the Date of Termination shall be extended by a notice of dispute given by you only if such notice is given in good faith and you pursue the resolution of such dispute with reasonable diligence.

4.                                      Compensation Upon Termination or During Disability.

(a)                                 During any period that you fail to perform your duties hereunder as a result of incapacity due to physical or mental illness, you shall continue to receive your full base salary at the rate then in effect and all compensation and benefits payable under all compensation, benefit and insurance plans until this Agreement is terminated pursuant to Section 3(i) hereof. Thereafter, your benefits shall be determined in accordance with the Company’s long-term disability plan or other insurance programs then in effect and the Company Plans.

(b)                                 If your employment shall be terminated for Cause, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligation to you under this Agreement.

(c)                                  If your employment by the Company shall be terminated by the Company other than for Cause or Disability or by you for Good Reason, then you shall be entitled to the benefits provided below:

(i)                                     the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given; or, if higher, the rate in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, together with all compensation and benefits payable to you through the Date of Termination under the terms of the Company’s compensation, benefit and insurance plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to you, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason;

(ii)                                  in lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay as severance pay to you, not later than the fifth day following the Date of Termination, a lump sum severance payment (together with the payments provided in Subsections 4(c) (iii), (iv), (v), and (vii) the “Severance Payments”) equal to two times the sum of (A) your annual base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (B) your target annual bonus under any annual bonus or incentive plan maintained by the Company in respect of the fiscal year in which occurs the Date of Termination or, if higher, the fiscal year in which occurs the first event or circumstance constituting Good Reason;

(iii)                               notwithstanding any provision of any deferred compensation plans in which you participate other than any restricted stock unit or similar awards (the “Deferred Compensation Plans”), the Company shall pay you in one sum in cash not later than the fifth day following the Date of Termination, the sum of all amounts to which you are entitled under the Deferred Compensation Plans whether upon termination of your employment or otherwise, provided that in determining the amounts to which you are entitled under the Matson Excess Benefits Plan (the “Excess Plan”), the Matson Supplemental Executive Retirement Plan and the Matson Executive Survivor/Retirement Benefit Plan (the “Executive Survivor Plan”) the provisions of said plans relating to a change in control shall be applied on the basis that the change in control of the Company did not provide as a prerequisite to the consummation of the change in control that the employer responsibilities under said plans are to be assumed by the successor organization;

(iv)                              notwithstanding any provision of any annual or long term incentive plan to the contrary, the Company shall pay to you in one sum in cash not later than the fifth day following the Date of Termination, an amount equal to the sum of (A) any incentive compensation which has been awarded or allocated for any completed fiscal year or other measuring period preceding that in which the Date of Termination occurs but has not yet been paid, and (B) a pro rata portion of the aggregate value of all contingent awards to you for all uncompleted periods under such plans calculated by multiplying for each such award, (1) a fraction, the numerator of which shall be the number of full months elapsed during the period for such award prior to the Date of Termination, and the denominator of which shall be the total number of months contained in such period, by (2) the amount of the award which would have been payable to you following completion of such period at the “TARGET” (fully competent) level of performance as described in the plan documents and the individual objective development worksheets;

(v)                                 in lieu of shares of common stock, without par value, of the Company (the “Shares”) issuable upon the exercise of options (“Options”), if any, granted to you under any stock option or other plan of the Company (which Options shall be canceled upon the making of the payment referred to below), you shall receive in one sum in cash not later than the fifth day following the Date of Termination an amount equal to the product of (A) the difference (to the extent that such difference is a positive number) obtained by subtracting the per Share exercise price of each Option held by you, whether or not then fully exercisable, from the closing price of Shares, as reported on the principal national securities exchange on which the Shares are then listed or, if the Shares are not then listed on such an exchange, on the automated quotation system operated by the National Association of Security Dealers, Inc., on the Date of Termination (or the last trading date prior thereto) and (B) the number of Shares covered by each such Option;

(vi)                              the Company shall also pay to you all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder). Such payments shall be made within five (5) business days after delivery of your written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require; provided, however, that in no event shall any such payments be made later than the last day of your taxable year following the taxable year in which the fee or expense was incurred; and

(vii)                           the Company shall reimburse you for individual outplacement counseling services in an amount not to exceed ten thousand dollars ($10,000.00); provided, however, that in no event shall any such reimbursement be made later than the last day of your 2nd taxable year following the taxable year in which the Date of Termination occurs.

(d)                                 (i)                                     Notwithstanding any other provisions of this Agreement, if any payments or benefits received or to be received by you in connection with a change in control of the Company (as defined in Section 2(b) hereof) or your termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any “person” (as defined in Section 2(a) hereof) whose actions result in a change in control of the Company or any person affiliated with the Company or such person (all such payments and benefits, the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash Severance Payments shall first be reduced, and the non-cash Severance Payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which you would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced by the Company in its reasonable discretion in the following order: (A) reduction of any cash payment, excluding any cash payment with respect to the acceleration of equity awards, that is otherwise payable to you that is exempt from Section 409A of the Code, (B) reduction of any other payments or benefits otherwise payable to you on a pro-rata basis or such other manner that complies with Section 409A of the Code and (C) reduction of any payment with respect to the acceleration of equity awards that is otherwise payable to you that is exempt from Section 409A of the Code; provided, however, that, to the extent permitted by Section 409A of the Code, you may elect to have the non-cash Severance Payments reduced prior to any reduction of the cash Severance Payments.

(ii)                                  For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which you shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to you and selected by the accounting firm (the “Auditor”) which was, immediately prior to the change in control of the Company, the Company’s independent auditor, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of this Section 4(d), (1) you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the applicable Total Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence in the calendar year in which the applicable Total Payment is to made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes, and (2) except to the extent that you otherwise notify the Company, you shall be deemed to be subject to the loss of itemized deductions and personal exemptions to the maximum extent provided by the Code for each dollar of incremental income.

(iii)                               At the time that payments are made under this Agreement, the Company shall provide you with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). If you object to the Company’s calculations, the Company shall pay you such portion of the Severance Payments (up to 100% thereof) as you determine is necessary to result in the proper application of this Section 4(d).

(e)                                  Unless you are terminated for Cause, the Company shall maintain or cause to be maintained in full force and effect, for your continued benefit, for a period of two years, all health and welfare benefit plans to include life insurance, health insurance and dental insurance, in which you participated or were entitled to participate immediately prior to the Date of Termination, provided that your continued participation is possible under the general terms and provisions of such plans and programs. In the event that your participation in any such plan or program is barred, the Company shall arrange to provide you with benefits substantially similar to those which you are entitled to receive under such plans and programs. At the end of such two-year period, you will be entitled to take advantage of any conversion privileges applicable to the benefits available under any such plans or programs. Benefits otherwise receivable by you pursuant to this Section 4(e) shall be reduced to the extent benefits of the same type are received by or made available to you during the two-year period following your termination of employment (and any such benefits received by or made available to you shall be reported by you to the Company); provided, however, that the Company shall reimburse you for the excess, if any, of the cost of such benefits to you over such cost immediately prior to the Date of Termination or, if more favorable to you, the first occurrence of an event or circumstance constituting Good Reason. If the Severance Payments shall be decreased pursuant to Section 4(d) hereof, and the Section 4(e) benefits which remain payable after the application of Section 4(d) hereof are thereafter reduced pursuant to the immediately preceding sentence, the Company shall, no later than five (5) business days following such reduction, pay to you the least of (a) the amount of the decrease made in the Severance Payments pursuant to Section 4(d) hereof, (b) the amount of the subsequent reduction in these Section 4(e) benefits, or (c) the maximum amount which can be paid to you without being, or causing any other payment to be, nondeductible by reason of Section 280G of the Code.

(f)                                   You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4 (other than Section 4(e) hereof) be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, by offset against any amount claimed to be owed by you to the Company, or otherwise.

(g)                                  The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and other guidance promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, you shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to you under this Agreement providing for payment of amounts on termination of employment unless you would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A; and for purposes of determining whether you have incurred a “separation from service” under Section 1.409A-1(h) of the regulations promulgated under Section 409A by the United States Treasury Department, “50 percent” shall be substituted for “20 percent” each place that the latter appears in Section 1.409A-1(h)(1)(ii). Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything in this Agreement to the contrary, if your employment is terminated prior to a change in control of the Company in a manner described in the second sentence of Section 3, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts payable to you hereunder, to the extent not in excess of the amount that you would have received under any other severance plan or arrangement with the Company that is not contingent on the occurrence of a change in control of the Company had such plan or arrangement been applicable, shall be paid at the time and in the manner provided by such plan or arrangement and the remainder shall be paid to you in accordance with the provisions of this Agreement. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following your separation from service (or upon your death, if earlier), together with interest calculated from the fifth (5th) day following separation from service until the date of payment, at an interest rate equal to 120% of the short-term applicable federal rate for a semi-annual compounding period under Section 1274(d) of the Code, applicable for the month in which the participant’s separation from service occurs, provided that such interest rate shall not exceed 120% of the long-term applicable federal rate under Section 1274(d) of the Code.

5.                                      Successors; Binding Agreement. (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, to, prior to such succession, expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 5 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, or otherwise.

(b)                                 This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

6.                                      Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

7.                                      Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time. This Agreement constitutes the sole agreement of the parties and terminates, replaces, and supersedes all previous representations, understandings, and agreements of the parties with respect to the subject matter herein, whether written or oral, express or implied, rendering such previous representations, understandings, and agreements null and void. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Hawaii.

8.                                      Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.                                      Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

10.                               Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Honolulu, Hawaii, in accordance with the rules of Dispute Prevention & Resolution, Inc. then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject, upon execution by the Company.

Dated this [  ] day of [  ], 2018, but effective as of the Effective Date.

MATSON, INC.
(Signature)
By
(Print Name)